EXHIBIT 21


        Name of Subsidiary            Jurisdiction of Incorporation
------------------------------        -----------------------------

ITDS Acquisition Corp.                        Delaware
ITDS Holding Company LLC                      Delaware
ITDS Intelicom Services, Inc.                 Delaware
ITDS LTDA                                     Brazil
MDS, Inc.                                     Delaware